FOR IMMEDIATE RELEASE
November 1, 2018

Genesis Energy, L.P. Reports Third Quarter 2018 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
We generated the following financial results for the third quarter of 20181:

•	Net Loss Attributable to Genesis Energy, L.P. of $0.3 million for the third quarter of 2018 compared to Net Income Attributable to Genesis Energy, L.P. of $6.3 million for the same period in 2017.

•
Cash Flows from Operating Activities of $156.7 million for the third quarter of 2018 compared to $30.1 million for the same period in 2017, an increase of $126.6 million, principally due to a decrease in working capital effects and an increase in segment margin during the 2018 Quarter.

•
Available Cash before Reserves of $112.7 million for the third quarter of 2018, inclusive of a one-time gain on sale of assets of $3.4 million. Excluding the gain on sale of assets, Available Cash before Reserves provided 1.65X coverage for the quarterly distribution of $0.54 per common unit attributable to the third quarter. We will pay distributions on our convertible preferred units in the form of 523,132 additional convertible preferred units.

•
Adjusted EBITDA of $176.9 million for the third quarter of 2018, inclusive of a one-time gain on sale of assets of $3.4 million. Excluding the gain on sale of assets, Adjusted EBITDA would have been $173.5 million.

Grant Sims, CEO of Genesis Energy, said, “On October 11, 2018, we completed the sale of our Powder River Basin midstream assets for net proceeds of approximately $300 million inclusive of the $30 million option payment we received in August. We used the net proceeds to reduce the balance outstanding under revolving credit facility. As the terms of our facility requires pro forma credit for this transaction, we were pleased to report our credit agreement leverage ratio at 5.24 times Adjusted EBITDA.
The closing of this transaction coupled with the improving financial performance of our businesses, makes us feel increasingly confident that approaching our leverage target of 4.5 times by the end of 2019 is reasonably achievable.
Turning to our financial results, our businesses continued to perform well in the quarter. We generated recurring financial results that provided for 1.65 times coverage of our sequentially increased distribution.
In the quarter, we were pleased to see the increase in the contribution of our onshore facilities and transportation businesses primarily driven by increasing volumes flowing through our infrastructure in the Baton Rouge corridor in Louisiana. These increased volumes are the realization of the expected growth in this business that we have discussed over the last few quarters. We believe the market fundamentals are intact to see increasing volumes and margin contributions both in Louisiana as well as in Texas over the next several quarters to levels sustainable for certainly the next several years. While the ramp in contribution from our organic growth projects has taken longer than originally anticipated, we are beginning to see the expected results that underpinned these investments.
Even after reflecting the sale of our Powder River Basin midstream assets, we would expect margin contribution from our onshore facilities and transportation segment to increase sequentially in the fourth quarter. This comes from physically handling increased volumes of crude oil discussed above rather than marketing or merchant fees which, for context, contributed less than $1 million for the third quarter.
In our offshore business, we have continued to experience an inordinate amount of scheduled and unscheduled downtime at several of the production facilities connected to our offshore infrastructure. Notwithstanding these short term negatives, longer term we are quite bullish on, and pleased with, the activity in and around our substantial footprint of assets in the Gulf of Mexico. Additionally, we are currently seeing increasing demand for our assets from production that is currently dedicated to 3rd party

1 We have recast our prior period non-GAAP measures to conform to our revised approach to defining and presenting such measures, which we adopted in the fourth quarter of 2017. For additional information, please refer to the section entitled “Non-GAAP Measures,” below.

pipelines but is unable to get to shore due to such competitive pipelines being, in our estimation, oversubscribed. Given our excess capacity and connectivity on certain of our systems, we expect to benefit from this takeaway capacity constraint in future periods.
Our soda ash operations continue to exceed our original expectations when we purchased them a year ago. As we disclosed last quarter, they are on track to produce $165 - $175 million in margin in 2018, up from the original range of $155 - $165 million. Our refinery services business continues to perform at or above our expectations with increased volumes in the quarter.
Margin in our marine segment actually increased slightly on a sequential quarterly basis for the third quarter in a row. We are reasonably hopeful we’ve put in a bottom for the quarterly segment margin from our entire fleet of assets, but we continue to have no expectation of the fundamentals for marine transportation showing any significant improvement through at least the next several years.
We continue to enjoy a strong coverage ratio and remain on our path to naturally de-lever our balance sheet. We intend to be prudent and diligent in maintaining our financial flexibility to allow the partnership to opportunistically build long term value for all stakeholders without ever losing our commitment to safe, reliable and responsible operations.”

Financial Results
Segment Margin
On September 1, 2017, we acquired our trona and trona-based exploring, mining, processing, producing, marketing and selling business, which we refer to as our Alkali business, for approximately $1.325 billion. We report the results of our Alkali business in our sodium and sulfur services segment, which includes our Alkali business as well as our sulfur removal refinery services operations, which remove sulfur from gas streams for refineries.
Variances between the third quarter of 2018 (the “2018 Quarter”) and the third quarter of 2017 (the “2017 Quarter”) in these components are explained below.
Segment margin results for the 2018 Quarter and 2017 Quarter were as follows:

	Three Months Ended September 30,
	2018	2017
	(in thousands)
Offshore pipeline transportation	$70,963	$78,228
Sodium minerals and sulfur services	63,942	30,031
Onshore facilities and transportation	36,189	25,606
Marine transportation	12,113	12,649
Total Segment Margin	$183,207	$146,514

Offshore pipeline transportation Segment Margin for the 2018 Quarter decreased $7.3 million, or 9%, from the 2017 Quarter, primarily due to lower volumes on the Poseidon pipeline and certain associated laterals which we own that connect into Poseidon. We have continued to experience an inordinate amount of scheduled and unscheduled downtime at several of the production facilities connected to our offshore infrastructure. Notwithstanding these short term negatives, longer term we are quite bullish on, and pleased with, the activity in and around our substantial footprint of assets in the Gulf of Mexico. Additionally, we are currently seeing increasing demand for our assets from production that is currently dedicated to 3rd party pipelines but is unable to get to shore due to such competitive pipelines being, in our estimation, oversubscribed. Given our excess capacity and connectivity on certain of our systems, we expect to benefit from this takeaway capacity constraint in future periods.
Sodium minerals and sulfur services Segment Margin for the 2018 Quarter increased $33.9 million, or 113%. This increase is primarily due to the inclusion of contributions from our Alkali Business for a full quarter during 2018 relative to one month's contribution during the 2017 Quarter. The contributions thus far from our Alkali Business have exceeded our expectations, and we expect continued strong performance throughout 2018 and into 2019. Additionally, our refinery services business continues to perform well with increased NaHS volumes during the 2018 Quarter due to increased demand from certain of our international mining customers, primarily located in South America, and our domestic mining and pulp and paper customers.
Onshore facilities and transportation Segment Margin for the 2018 Quarter increased $10.6 million, or 41%. This increase in the 2018 Quarter is primarily attributable to increased volumes flowing through our infrastructure in the Baton Rouge corridor in Louisiana. These increased volumes are the realization of the expected growth in this business that we have discussed over the last few quarters. We expect to see volume throughput to continue to increase this year and into 2019 both in Louisiana as well as the expected completion in Texas of the integrity work on a downstream pipeline which physical flows remain constrained to under the minimum volume commitment of our customer. Even after reflecting the sale of our Powder River Basin midstream assets, we would expect margin contribution from our onshore facilities and transportation segment to increase sequentially in the fourth quarter. This comes from actually moving increased volumes of crude oil rather than marketing or merchant fees which, for context, contributed less than $1 million for the third quarter.
Marine transportation Segment Margin for the 2018 Quarter decreased $0.5 million, or 4%, from the 2017 Quarter. This decrease in Segment Margin is primarily attributable to our offshore barge fleet entering into short-term spot price contracts, which can lead to a less favorable rebill structure and higher operating costs, as our last legacy long term contract rolled off during the first quarter of 2018. Additionally, we had an increase in operating costs during the 2018 Quarter relative to the 2017 Quarter due to an increase in dry-docking costs. We have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market are at, or approaching, cyclical lows. These decreases were partially offset by increased segment margin in the 2018 Quarter related to the M/T American Phoenix. During the 2017 Quarter, the M/T American Phoenix underwent its planned regulatory dry-docking inspections for approximately one month which negatively impacted segment margin. The 2018 Quarter also had higher utilization on our inland barge operation relative to the 2017 Quarter. We are reasonably hopeful that we've put in a bottom for the quarterly segment margin from our entire fleet of assets, but we have no expectation of the fundamentals for marine transportation showing any significant improvement through at least the next several years.

Other Components of Net Income
In the 2018 Quarter, we recorded Net Loss Attributable to Genesis Energy, L.P. of $0.3 million compared to Net Income Attributable to Genesis Energy, L.P. of $6.3 million in the 2017 Quarter. The 2018 Quarter was negatively impacted by an increase in interest expense and depreciation expense of $11.4 million and $28.5 million, respectively, principally related to the acquisition of our Alkali business, and an increase in general and administrative expenses of $4.8 million principally due to certain dispute costs. These items were partially offset by our $36.7 million increase in segment margin as discussed above and a gain on sale of assets of $3.4 million.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, November 1, 2018, at 8:00 a.m. Central time (9:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUES	$745,278	$486,114	$2,223,474	$1,308,328

COSTS AND EXPENSES:
Costs of sales and operating expenses	586,408	359,873	1,766,485	962,692
General and administrative expenses	24,209	19,409	49,412	38,723
Depreciation and amortization	91,876	63,732	244,811	176,453
Gain on sale of assets	(3,363)	—	(3,363)	(26,684)
OPERATING INCOME	46,148	43,100	166,129	157,144
Equity in earnings of equity investees	9,492	13,044	28,388	34,805
Interest expense	(58,819)	(47,388)	(172,864)	(122,117)
Other income (expense)	1,828	(2,276)	(3,604)	(2,276)
INCOME BEFORE INCOME TAXES	(1,351)	6,480	18,049	67,556
Income tax expense	(283)	(320)	(914)	(878)
NET INCOME (LOSS)	(1,634)	6,160	17,135	66,678
Net loss attributable to noncontrolling interests	1,311	152	1,573	457
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(323)	$6,312	$18,708	$67,135
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(17,635)	(5,469)	(51,780)	(5,469)
NET INCOME(LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(17,958)	$843	$(33,072)	$61,666
NET INCOME(LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.15)	$0.01	$(0.27)	$0.51
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579	122,579	121,198

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	225,186	203,697	202,159	220,374
Poseidon (1)	224,053	257,093	229,382	258,031
Odyssey (1)	129,777	135,787	109,897	122,433
GOPL	13,217	8,317	10,707	8,166
Offshore crude oil pipelines total	592,233	604,894	552,145	609,004

Natural gas transportation volumes (MMbtus/d) (1)	447,460	467,095	436,023	516,974

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	39,242	30,381	114,546	95,575
Soda Ash volumes (short tons sold)	886,253	336,000	2,739,253	336,000
NaOH (caustic soda) volumes (dry short tons sold) (2)	29,357	21,746	87,190	55,962

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	33,948	45,329	28,055	28,418
Jay	13,548	13,716	14,475	14,480
Mississippi	5,603	8,104	6,520	8,478
Louisiana (3)	150,322	130,862	139,234	115,436
Wyoming	38,391	22,204	33,957	19,816
Onshore crude oil pipelines total	241,812	220,215	222,241	186,628

Free State- CO2 Pipeline (Mcf/day)	104,628	68,363	101,764	73,042

Crude oil and petroleum products sales (barrels/day)	44,288	52,082	48,618	49,255

Rail load/unload volumes (barrels/day) (4)	83,557	42,221	63,194	55,010

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	98.6%	90.8%	94.7%	90.5%
Offshore Fleet Utilization Percentage (5)	90.9%	99.3%	92.5%	98.4%

(1) Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2) Caustic soda sales volumes also include volumes sold from our Alkali business.
(3) Total daily volume for the three and nine months ended September 30, 2018 includes 60,896 and 57,022 barrels per day, respectively, of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines. Total daily volume for the three and nine months ended September 30, 2017 includes 66,048 and 54,974 barrels per day, respectively, of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines.
(4) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.
(5) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$11,878	$9,041
Accounts receivable - trade, net	365,646	495,449
Inventories	85,722	88,653
Assets held for sale	255,519	—
Other current assets	42,659	42,890
Total current assets	761,424	636,033
Fixed assets and mineral leaseholds, net	5,084,744	5,430,535
Investment in direct financing leases, net	119,093	125,283
Equity investees	356,468	381,550
Intangible assets, net	168,291	182,406
Goodwill	325,046	325,046
Other assets, net	120,102	56,628
Total assets	$6,935,168	$7,137,481
LIABILITIES AND CAPITAL
Accounts payable - trade	$194,489	$270,855
Accrued liabilities	235,517	185,409
Total current liabilities	430,006	456,264
Senior secured credit facility	1,220,700	1,099,200
Senior unsecured notes, net of debt issuance costs	2,460,486	2,598,918
Deferred tax liabilities	12,293	11,913
Other long-term liabilities	275,823	256,571
Total liabilities	4,399,308	4,422,866
Mezzanine capital:
Class A convertible preferred units	744,727	697,151
Partners' capital:
Common unitholders	1,799,409	2,026,147
Accumulated other comprehensive loss	(604)	(604)
Noncontrolling interest	(7,672)	(8,079)
Total partners' capital	1,791,133	2,017,464
Total liabilities, mezzanine capital and partners' capital	$6,935,168	$7,137,481

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2018	2017
Net income (loss) attributable to Genesis Energy, L.P.	$(323)	$6,312
Corporate general and administrative expenses	23,760	18,230
Depreciation, depletion, amortization and accretion	94,522	66,436
Interest expense, net	58,819	47,388
Tax expense	283	320
Gain on sale of assets	(3,363)	—
Equity compensation adjustments	40	(401)
Provision for leased items no longer in use	(181)	—
Other	—	(25)
Plus (minus) Select Items, net	9,650	8,254
Segment Margin (1)	$183,207	$146,514
(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2018	2017
	(in thousands)
Net income (loss) attributable to Genesis Energy, L.P.	$(323)	$6,312
Interest expense, net	58,819	47,388
Income tax expense	283	320
Depreciation, depletion, amortization, and accretion	94,522	66,436
EBITDA	153,301	120,456
Plus (minus) Select Items, net	23,634	19,654
Adjusted EBITDA, net(1)	176,935	140,110
Maintenance capital utilized(2)	(5,200)	(3,375)
Interest expense, net	(58,819)	(47,388)
Cash tax expense	(234)	(170)
Other	1	1,860
Available Cash before Reserves	$112,683	$91,037

(1)	Includes a one-time gain on sale of assets of $3.4 million.

(2)
Maintenance capital expenditures in the 2018 Quarter and 2017 Quarter were $21.9 million and $10.9 million, respectively. This increase principally is a result of expenditures associated with our Alkali business.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2018	2017
Cash Flows from Operating Activities	$156,748	$30,069
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense, net	58,819	47,388
Amortization of debt issuance costs and discount	(2,669)	(2,894)
Effects of available cash from equity method investees not included in operating cash flows	8,214	7,961
Net effect of changes in components of operating assets and liabilities	(61,485)	34,575
Non-cash effect of long-term incentive compensation expense	(1,745)	3,566
Expenses related to acquiring or constructing growth capital assets	1,550	10,595
Differences in timing of cash receipts for certain contractual arrangements (1)	(792)	(5,847)
Other items, net	14,932	14,697
Gain on sale of assets	3,363	—
Adjusted EBITDA	$176,935	$140,110
(1) Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

September 30, 2018
Senior secured credit facility	$1,220,700
Senior unsecured notes	2,460,486
Pro forma adjustment for estimated proceeds of Powder River Basin assets(1)	(270,000)
Less: Outstanding inventory financing sublimit borrowings	(30,100)
Less: Cash and cash equivalents	(11,878)
Adjusted Debt (2)	$3,369,208

Pro Forma LTM
September 30, 2018
Consolidated EBITDA (per our senior secured credit facility)(3)	$650,422
Acquisitions, material projects and other Consolidated EBITDA adjustments(4)	(7,856)
Adjusted Consolidated EBITDA (per our senior secured credit facility)(5)	$642,566

Adjusted Debt-to-Adjusted Consolidated EBITDA (6)	5.24X

(1) Our credit facility requires pro forma credit for asset sales completed subsequent to the reporting period but prior to the date our compliance certificate is due for such period.

(2) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(3) Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

(4) This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

(5) Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

(6) We received approximately $300 million in aggregate net proceeds relating to the sale of our Powder River Basin midstream assets, which was paid in two installments, $30 million in August 2018 (which we used to reduce our credit facility balance prior to September 30) and approximately $270 million on October 11, 2018 (which we used to reduce our credit facility balance after September 30 and pro forma our leverage ratio as of September 30).

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
In the fourth quarter of 2017, we revised portions of the format and definitions relating to our presentation of non-GAAP financial measures. Amounts attributable to prior periods have been recast.

AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense and cash tax expense.

Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended September 30,
		2018	2017
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(792)	$(5,847)
	Adjustment regarding direct financing leases(2)	1,931	1,751
	Certain non-cash items:
	Unrealized loss on derivative transactions excluding fair value hedges, net of changes in inventory value	(1,989)	2,168
	Adjustment regarding equity investees(3)	7,552	7,136
	Other	2,948	3,046
	Sub-total Select Items, net(4)	9,650	8,254
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs(5)	1,550	10,595
	Equity compensation adjustments	39	(501)
	Other(6)	12,395	1,306
	Total Select Items, net(7)	$23,634	$19,654
(1) Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2) Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.
(3) Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(4) Represents all Select Items applicable to Segment Margin, Adjusted EBITDA and Available Cash before Reserves.
(5) Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in acquisition activities.
(6) Includes general and administrative costs associated with certain dispute costs during the third quarter of 2018.
(7) Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516